Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form N-2 No. 333-230336) of Capitala Finance Corp. and in the related Prospectus of our report dated March 8, 2021, with respect to the consolidated financial statements of Capitala Finance Corp. included in this Annual Report (Form 10-K) for the year ended December 31, 2020.
/s/ Ernst & Young LLP
Charlotte, North Carolina
March 8, 2021